SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): May 26, 2005

RENOVIS, INC.

(Exact name of registrant as specified in its charter)

Delaware	000-50564	94-3353740
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

Two Corporate Drive

San Francisco, California 94080

(Address of Principal Executive Offices)

(650) 266-1400

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 ENTRY INTO MATERIAL DEFINITIVE AGREEMENT.

On May 26, 2005, the Company entered into a worldwide collaboration and licensing agreement with Pfizer, Inc. to research, develop and commercialize small molecules that target the vanilloid receptor, VR1. The collaboration will focus on treatment for pain, urinary incontinence, and other diseases and disorders.

Under the terms of the agreement, Renovis and Pfizer will combine their current VR1 research and development programs, including all existing VR1 antagonists, in a global research and development collaboration. The companies will form a joint steering committee to monitor and oversee the collaboration. Pfizer will fund all aspects of the collaboration including the research and preclinical development efforts at Renovis and will have exclusive worldwide rights to commercialize products that result from the collaboration. The goal of the alliance is to select and advance the most promising drug candidates with the hope of providing patients with better products for pain and other conditions known to be associated with VR1.

Upon commencement of the collaboration, which may be subject to certain regulatory approvals, Pfizer will pay a $10 million license fee to Renovis, and during the first two years of the collaboration, Pfizer will provide Renovis with research funding in excess of $7 million. Pfizer also has the option to extend the agreement for up to two additional years subject to additional funding requirements. Renovis will be eligible to receive research, development, approval and commercialization milestones resulting in total potential payments to Renovis through successful achievement of research development and commercialization milestones for each product resulting from the collaboration of greater than $170 million. Upon commercialization of a product resulting from the collaboration, Renovis would be entitled to receive royalties on net sales by Pfizer.

A copy of the press release dated May 31, 2005 relating to the collaboration and licensing agreement is attached hereto as Exhibit 99.1.

Item 8.01 OTHER EVENTS.

Revised Guidance

Financial projections involve a high level of uncertainty due, among many factors, to the variability involved in predicting clinical trial enrollment rates and results, requirements of early stage research programs, and the potential for Renovis to enter into new licensing agreements or strategic collaborations. Renovis intends to update financial guidance for 2005 when it releases results for each quarter or upon the announcement of material corporate events.

For the year ending December 31, 2005, the Company has updated its financial guidance as previously announced in conjunction with its results for the quarter ended March 31, 2005, to give effect to the collaboration with Pfizer. The Company now expects:

•	Total contract revenue from existing agreements with Genentech and Pfizer of $6.5 million to $7.0 million; and

•	Total operating expenses of $45 million to $50 million.

This report contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that involve substantial risks and uncertainties. All statements, other than statements of historical facts, included in this report regarding our strategy, future operations, future financial position, future revenues, projected costs, prospects, plans and objectives of management are forward-looking statements. We may not actually achieve these plans, intentions or expectations and Renovis cautions investors not to place undue reliance on our forward-looking statements. Actual results or events could differ materially from the plans, intentions and expectations disclosed in the forward-looking statements we make. Various important factors could cause actual results or events to differ materially from the forward-looking statements that we make, including risks related to: our heavy dependence on the success of CEROVIVE (NXY-059), which is still under development; our dependence on our strategic collaboration with AstraZeneca; AstraZeneca’s success in obtaining regulatory approval to market CEROVIVE (NXY-059); our ability to successfully develop other product candidates, such as REN-1654 and REN-850; obtaining, maintaining and protecting the intellectual property incorporated into our product candidates; and our ability to obtain additional funding to support our business activities. These and other risks are described in greater detail in the “Risk Factors” section of our Quarterly Report on Form 10-Q, which was filed with the Securities and Exchange Commission on May 16, 2005. Our forward-looking statements do not reflect the potential impact of any future acquisitions, mergers, dispositions, joint ventures or investments we may make. We do not assume any obligation to update any forward-looking statements.

ITEM 9.01. FINANCIAL STATEMENTS AND EXHIBITS.

(c)	Exhibits.

99.1  Press Release dated May 31, 2005

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

RENOVIS, INC.

Date: June 2, 2005	By	/s/ John Doyle
	Name:	John Doyle
	Title:	Vice President of Finance and
Chief Financial Officer

Index to Exhibits

Exhibit Number	Description of Exhibit
99.1	Press Release dated May 31, 2005